Exhibit 99.1

           Cognex Corporation Announces Ho-Hum First Quarter Results

     NATICK, Mass.--(BUSINESS WIRE)--April 19, 2005--Cognex Corporation (NASDAQ:
CGNX) today announced revenue for the first quarter ended April 3, 2005, of $43,198,000, and net income of $5,294,000, or $0.11 per diluted share. These most recent quarterly results are compared to the company's historical results for the first quarter of 2004 and for the fourth quarter of 2004 in the table below.


                                                         Earnings per
                                                           Diluted
          Time Period             Revenue    Net Income      Share
------------------------------- ------------ ----------- ------------
Current quarter: Q1-05          $43,198,000  $5,294,000        $0.11
------------------------------- ------------ ----------- ------------
Prior year's quarter: Q1-04     $48,169,000  $8,567,000        $0.18
------------------------------- ------------ ----------- ------------
Change from Q1-04 to Q1-05             (10%)       (38%)        (39%)
------------------------------- ------------ ----------- ------------
Prior quarter: Q4-04            $43,909,000  $6,644,000        $0.14
------------------------------- ------------ ----------- ------------
Change from Q4-04 to Q1-05              (2%)       (20%)        (22%)
------------------------------- ------------ ----------- ------------

     "Although we met Wall Street's consensus expectations for the quarter, and although our net profits were very respectable by most companies' standards (at 12.25% of revenue), they are not yet where we want them to be. Furthermore, both the year-on-year and sequential quarterly comparables are also disappointing," lamented Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "There was some glimmer of good news in the quarter...orders increased by 16% over Q4-2004, and our book-to-bill was above 1.0. And, we are mildly encouraged by the fact that all three of the primary markets that we serve showed sequential bookings increases; the largest was for SmartView(R), our vision system for surface inspection, which booked a record $12,000,000 in the first quarter, far surpassing the prior record."

     Details of the Quarter

     Statement of Operations Highlights - First Quarter of 2005

     -- Revenue for the first quarter of 2005 decreased 10% from the comparable quarter in 2004. This decrease is due to lower sales to customers who make capital equipment for the semiconductor and electronics industries, although some of the decline was offset by revenue from discrete manufacturers in the factory automation area, which increased 27% year-on-year. Revenue decreased by 2% on a sequential basis, which was also due to the lower level of business with customers in the semiconductor and electronics equipment market as well as lower SmartView revenue.

     -- Gross margin was 68% in the first quarter of 2005 compared to 69% in the comparable quarter in 2004 and 73% in the prior quarter. Cost of revenue for the first and fourth quarters of 2004 as well as the first quarter of 2005 includes a benefit of $262,000, $317,000, and $118,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 68% in the first quarter of 2005, 69% in the first quarter of 2004, and 72% in the prior quarter. The decrease in gross margin year-on-year is due to the lower sales volume. On a sequential basis, gross margin declined due to the revenue mix as well as favorable variances in the prior quarter that didn't repeat in the first quarter due to the volume decrease.

     -- Research, Development & Engineering (R, D & E) spending in the first quarter of 2005 decreased 8% from the comparable quarter in 2004, and 9% on a sequential basis. The decrease, both year-on-year and sequentially, is due to lower employee-related expenses in the first quarter of 2005, including a lower accrual of anticipated company bonuses. In addition, the fourth quarter of 2004 included outside service costs that didn't repeat in the first quarter.

     -- Selling, General & Administrative (S, G & A) spending in the first quarter of 2005 increased 7% from the first quarter of 2004 due to higher employee-related costs, including additional end-user sales personnel hired by the company during 2004, and the impact of foreign exchange rates on the company's international operations. On a sequential basis, S, G & A decreased 6% due to lower sales commissions and a lower accrual of anticipated company bonuses in the first quarter.

     -- The company reported a foreign currency gain of $99,000 in the first quarter of 2005 compared to a gain of $625,000 in the comparable quarter of 2004 and a gain of $1,568,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

     -- Investment and other income was $1,470,000 in the first quarter of 2005 compared to $1,274,000 in the first quarter of 2004 and $1,322,000 in the prior quarter. The increase in investment and other income year-on-year is due to higher cash and investment balances in the first quarter of 2005. On a sequential basis, the increase in investment and other income is due to higher yields.

     -- The effective tax rate was 26% in the first quarter of 2005 as compared to 29% in both the comparable quarter of 2004 and the prior quarter. The decrease in the effective tax rate is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2005 than in 2004.

     Balance Sheet Highlights - April 3, 2005

     -- Cognex's financial position at April 3, 2005 was very strong, with nearly $395,000,000 in cash and investments, and no debt. Cash and investments increased by $3,400,000 from the end of 2004, primarily as a result of positive cash flow from operations, less a dividend payment of $3,700,000. Cumulative to date, the company has paid out nearly $70 million in repurchases of its common stock on the open market and $22 million in dividends.

     -- Days sales outstanding (DSO) for the first quarter of 2005 was 61 days, and remains within the company's targeted range.

     -- Inventories at April 3, 2005 decreased by $2,300,000, or 11%, from the end of the prior quarter as the company used inventory to meet customer requirements. Inventory turns in the first quarter increased slightly to a rate equivalent to 2.9 times per year.

     Business Trends and Financial Outlook

     -- For the first quarter of 2005, bookings increased by 16% on a sequential basis. All three of the primary markets served by the company participated in the pickup, with the largest increase in surface inspection due to record orders for SmartView. As a result, Cognex expects revenue for the second quarter of 2005 to increase on a sequential basis to between $46 million and $49 million. At that revenue level, gross margin is expected to be approximately 70%. For the second quarter, operating expenses (R, D & E and S, G & A) are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the second quarter are expected to be between $0.13 and $0.17 per diluted share.

     Analyst Conference Call and Simultaneous Webcast

     Cognex Corporation will host a conference call to discuss its results for the first quarter of 2005, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 5889943.
     Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

     About Cognex Corporation

     Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 225,000 machine vision systems, representing over $1.7 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex has regional offices and distributors located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

     Forward-Looking Statement

     Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates;
(5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2004. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)

                                               Three Months Ended
                                           April 3,  Dec. 31, April 4,
                                               2005     2004     2004
                                          ----------------------------
                                                  (unaudited)

Revenue                                     $43,198  $43,909  $48,169

Cost of revenue                              13,790   11,791   14,789
                                          ---------- -------- --------

Gross margin                                 29,408   32,118   33,380
     Percentage of revenue                       68%      73%      69%

Research, development, and engineering
 expenses                                     6,315    6,958    6,898
     Percentage of revenue                       15%      16%      14%

Selling, general, and administrative
 expenses                                    17,508   18,693   16,314
     Percentage of revenue                       41%      43%      34%
                                          ---------- -------- --------

Operating income                              5,585    6,467   10,168
     Percentage of revenue                       13%      15%      21%

Foreign currency gain (loss)                     99    1,568      625

Investment and other income                   1,470    1,322    1,274
                                          ---------- -------- --------

Income before taxes                           7,154    9,357   12,067

Income tax provision                          1,860    2,713    3,500
                                          ---------- -------- --------

Net income                                   $5,294   $6,644   $8,567
     Percentage of revenue                       12%      15%      18%
                                          ========== ======== ========

Net income per diluted common and common
     equivalent share                         $0.11    $0.14    $0.18
                                          ========== ======== ========

Diluted weighted-average common and common
     equivalent shares outstanding           47,181   46,157   46,752
                                          ========== ======== ========

Cash dividends per common share               $0.08    $0.08    $0.06
                                          ========== ======== ========


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)
                                                  April 3,   Dec. 31,
                                                    2005       2004
                                                 ---------------------
                                                 (unaudited)
Assets

Cash and investments                               $394,455  $391,076

Accounts receivable                                  29,303    33,816

Inventories                                          17,799    20,091

Property, plant, and equipment                       23,573    23,995

Other assets                                         59,582    64,330
                                                 ----------- ---------

Total assets                                       $524,712  $533,308
                                                 =========== =========


Liabilities and Stockholders' Equity

Current liabilities                                 $58,285   $70,501

Stockholders' equity                                466,427   462,807
                                                 ----------- ---------

Total liabilities and stockholders' equity         $524,712  $533,308
                                                 =========== =========


                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)

                                              Three Months Ended
                                          April 3,   Dec. 31, April 4,
                                            2005      2004     2004
                                         -----------------------------
                                                  (unaudited)

Revenue                                     $43,198  $43,909  $48,169
                                         =========== ======== ========

Revenue by division:
  Modular Vision Systems Division                84%      83%      88%
  Surface Inspection Systems Division            16%      17%      12%
                                         ----------- -------- --------
  Total                                         100%     100%     100%
                                         =========== ======== ========

Revenue by geography:
  United States                                  37%      36%      28%
  Europe                                         29%      29%      26%
  Japan                                          28%      29%      41%
  Other                                           6%       6%       5%
                                         ----------- -------- --------
  Total                                         100%     100%     100%
                                         =========== ======== ========

Revenue by industry:
  Semiconductor and electronics capital
   equipment                                     27%      27%      47%
  Surface inspection                             16%      17%      12%
  Electronics other                              14%      10%       9%
  Automotive                                     13%      14%       8%
  Semiconductor other                             4%       6%       5%
  Other                                          26%      26%      19%
                                         ----------- -------- --------
  Total                                         100%     100%     100%
                                         =========== ======== ========

Revenue by product:
  PC-based vision systems                        39%      37%      51%
  Vision sensors                                 37%      36%      28%
  Surface inspection vision systems              10%      13%       9%
  Service                                        14%      14%      12%
                                         ----------- -------- --------
  Total                                         100%     100%     100%
                                         =========== ======== ========

Number of new customer accounts:
  End user                                      214      268      191
  Original equipment manufacturer                32       15       37
                                         ----------- -------- --------
  Total                                         246      283      228
                                         =========== ======== ========


     CONTACT: Cognex Corporation
              Susan Conway, 508-650-3353
              Director of Investor Relations